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                                                                    Exhibit 23.2



CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
General Electric Company:


We consent to the use of our report incorporated by reference in the Registration Statement on Form S-4 of General Electric Company, which report dated January 30, 2001 relates to the statement of financial position of Imatron Inc. and consolidated affiliates as of December 31, 2000 and 1999 and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and appears in the December 31, 2000 annual report on Form 10-K (as amended by Form 10-K/A filed on March 30, 2001) of Imatron Inc.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/S/ KPMG LLP

KPMG LLP

San Francisco, California
October 30, 2001